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                                                                 Exhibit 10.1(a)


                    AMENDED AND RESTATED AGREEMENT REGARDING
               THE ESTABLISHMENT OF A SILENT PARTNERSHIP BETWEEN:

         1. Sauer-Sundstrand GmbH & Co., an offene Handelsgesellschaft organized under the laws of the Federal Republic of Germany with headquarters in Neumuenster, represented by one of its principals, Sauer-Sundstrand GmbH, in turn represented by Wolfgang P. Weisser and John N. Langrick (the "Operating Company"),

         2. Sauer GmbH & Co. Hydraulik KG, legal successor of Sundstrand-Sauer Company, represented by Dr. Klaus Murmann ("Hydraulik"),

         3. Sauer GmbH, represented by Jurgen Hoffrichter and Dirk Renders ("SG"), the parties listed in 1-3 being the partners of the Silent Partnership,

         4. Sauer Inc., a Delaware corporation and a principal of the Operating Company, represented by Dr. Tonio Barlage ("Sauer"), as an additional party,

and

         5. Sauer-Sundstrand GmhH, a principal of the Operating Company, represented by Wolfgang P. Weisser and John N. Langrick ("Sauer-Sundstrand"), as an additional party.


WHEREAS

         In view of the initial public offering by Sauer and several selling stockholders of shares of Sauer Common Stock, the parties have agreed to amend and restate in its entirety the Contract regarding the Creation of a Minority Interest Relationship dated December 15, 1989 among the Operating Company, Sundstrand-Sauer Company and SG regarding the establishment of an atypical silent partnership between the Operating Company and the two silent partners (the "Silent Partnership Agreement").

WHEREAS

         At the founding of the silent partnership, the Operating Company and the U.S. operating company of Sauer Sundstrand Group (as defined herein) were assessed to have equal market value. The parties had agreed to avoid conflicts of interest within the Sauer-Sundstrand Group. Such conflicts might result when the General Partners of the Operating Company make investment decisions that favor either the Operating Company or other enterprises of the Sauer-Sundstrand Group. The parties therefore agreed that the silent partners' share in the profit or loss of the Operating Company was not to be determined solely by the Operating Company's financial results, but by taking into account the financial results of Sauer, on a consolidated basis.
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         At the founding of the Silent Partnership on December 15, 1989, the value of the silent partnership was assessed to be equal to that of 180 shares of Sauer Common Stock. Its participation in the results therefore were expressed by the ratio of 180 shares over the total number of outstanding shares plus the 180 shares of the silent partners, a ratio that will become smaller in proportion to Sauer's increase in capital in the initial public offering.

         In addition to the other amendments contained herein, to prevent any reduction, resulting from the above mentioned investment decisions, in the value of the silent partners' interests in the silent partnership upon a termination or liquidation thereof, Section 12 of the original Silent Partnership Agreement shall be amended and restated as provided herein.

         Therefore, the parties agree to amend and restate in its entirety the Silent Partnership Agreement as follows:

Section 1.

         1. The Operating Company is in the business of designing, manufacturing, selling and licensing hydraulic systems and components, including without limitation, hydrostatic, hydromechanical and mechanical transmissions, hydraulic parts, open circuit piston pumps, gear pumps and motors, valves, mechanical gear boxes and controls and other related products for transmissions and mechanical engineering.

         2. Since January 1, 1990, Hydraulik or its predecessor and SG have participated in the business of the Operating Company as silent partners. This silent partnership shall be continued between the Operating Company as the owner of the business on one side and Hydraulik and SG as silent partners on the other side. As of the date hereof, the silent partnership shall, however, be governed by this amended Agreement.

         3. The fiscal year of the silent partnership shall be the same as the fiscal year of the Operating Company.

         4. Subject to earlier termination as provided herein, the silent partnership shall have a term expiring December 31, 2016, which shall automatically be renewed for successive one year terms until terminated pursuant to Section 2.2(a)(vii) or 2.2(d)

Section 2.

         1. The silent partnership or a silent partnership interest can be terminated by the Operating Company or the silent partners only as provided in this Section 2.

         2.       (a)      The Operating Company may terminate the silent
                           partnership and the silent partnership interests in
                           exchange for the consideration specified in
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                           Section 11.1 for cause as provided in Section 723 of
                           the German Federal Civil Law ("BGB") and in any of the following instances:

                           (i) the transfer of a silent partnership interest, in whole or in part (or any voting rights in respect thereof) to a person other than a member of the Murmann family;

                           (ii) termination of the silent partnership interests and termination of the silent partnership, directly or indirectly, at the instance of the silent partners;

                           (iii) the sale of a majority in book value of the assets of Sauer and its subsidiaries on a consolidated basis, sale of assets of Sauer and its subsidiaries that generated in the preceding fiscal year a majority of the revenues of Sauer on a consolidated basis or a merger or similar transaction involving Sauer in which Sauer is not the survivor; in such case the termination shall occur concurrently with the consummation of the sale, merger or similar transaction and the Operating Company shall give the silent partners as much notice of its election to terminate the silent partnership and the silent partners' interests as is reasonably practical;

                           (iv) the proposed acquisition by exchange offer or tender offer of at least a majority of the outstanding shares of Sauer Common Stock, provided that the termination of the silent partnership and the silent partnership interests may not be effected pursuant to this provision unless the acquisition of at least a majority of the outstanding Sauer Common Stock is completed, in which case such termination shall occur concurrently therewith; in the case of such offer the Operating Company shall give the silent partners as much notice of its election to terminate the silent partners' interests as is reasonably practical;

                           (v) the withholding of consent by a silent partner under Section 4.1(a), (b) and (d) below where the effect is adverse to the interests of the shareholders of Sauer;

                           (vi)     the decline in the Murmann family's
                                    beneficial ownership (either economic or
                                    voting) of Sauer Common Stock to less than
                                    50.1% of the outstanding shares of Common
                                    Stock; provided that the election to
                                    terminate the silent partnership and silent
                                    partnership interests is made within six
                                    months after the later of (1) the
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                                    disposition of ownership resulting in
                                    beneficial ownership of less than 50.1% of the outstanding Common Stock and (2) written notice of the disposition being provided to the independent directors of Sauer; and that in determining the Murmann family's beneficial ownership, all shares owned by the Murmann family under contract of sale or option to sell and an amount equal to any short position of any member of the Murmann family in Sauer Common Stock shall be deducted; or

                           (vii) at any time after December 31, 2016, upon three months' notice to the silent partners.

                  (b) The Operating Company may elect to terminate the silent partnership and the silent partnership interests in exchange for the consideration specified in Section 11.2 at any time upon three months' notice to the silent partners.

                  (c) Any election by the Operating Company pursuant to subsection 2(a) or 2(b) above shall be with respect to all silent partnership interests in the Operating Company; the Operating Company may not elect to terminate less than all the silent partnership interests existing at the time of the election.

                  (d) The holders of a majority of the outstanding silent partnership interests may elect to terminate the silent partnership and the silent partnership interests in exchange for the consideration specified in Section 11.1 below for cause as provided in
                           Section 723 BGB and at any time upon three months' notice to the Operating Company, or such shorter time as may be acceptable to the Operating Company.

         3. For purposes of this Agreement, as provided in the Operating Partnership Agreement, the Operating Company's election to terminate the silent partnership and silent partnership interests means an election proposed by an independent director of Sauer that has been approved by the vote of a majority of the independent directors of Sauer or by the holders of at least a majority of the outstanding Sauer Common Stock that is not owned, directly or indirectly, by the Murmann family.

         4. The provisions of this Section 2 providing for termination of this Agreement at the election of the Operating Company and of Section 11 providing for payments upon such termination are intended to be for the benefit of holders of Sauer Common Stock (other than the Murmann family), and are to be enforceable on their behalf as provided in Section 2.3. The silent partners acknowledge that, damages being an inadequate remedy in the
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circumstances, the independent directors of Sauer may enforce the obligations of the silent partners under Sections 2 and 11 in an action for an injunction or specific performance in a court in Kiel, Germany. The silent partners agree to provide prompt written notice of any event or proposed action known to them of the type referred to in Section 2.2(a) to the independent directors of Sauer in order to enable them to determine whether to exercise the Operating Company's rights to terminate the silent partnership, provided that no notice will be required if the silent partners know that the independent directors are aware of any such event or proposed action.

Section 3.

         1. Hydraulik has made a capital contribution in the amount of DM 12,350,000 that constitutes Hydraulik's fixed capital account for purposes of
Section 6.2 hereof.

         2. SG has made a capital contribution in the amount of DM 650,000 that constitutes SG's fixed capital account for purposes of Section 6.2 hereof.

Section 4.

         1. The Operating Company will conduct its own affairs. The following events require the consent of each silent partner:

         (a) changing the business purpose of the Operating Company from that specified in Section 1 hereof or its legal form;

         (b) admitting additional silent partners; the transfer of all or any portion of a silent partnership interest to any entity that is included within the Murmann family, will not require the consent of other silent partners under this Section;

         (c) amendment of the Operating Partnership Agreement in a manner that adversely affects the silent partnership interests;

         (d) actions outside the ordinary course of business of the Operating Company; or

         (e)      dissolution or partial dissolution of the Operating Company.

         2. In the event the Operating Company intends to undertake any of the above actions, the silent partners must be notified and must be sent a request for their approval.
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         3. The silent partners must respond without delay. Each of the silent partners is entitled to inspect all documents related to transactions requiring such approval. In the event a silent partner fails to respond within four weeks after notice for approval has been mailed, such approval is considered to have been granted; this provision has to be explicitly referred to in the notice and the request for approval.

Section 5.

         1. In addition to the information and inspection rights granted by
Section 233 of the Handelsgesetzbuch ("HGB") the German Federal Commercial Law the rights granted by Section 716 BGB and Section 118 HGB are also owed by the Operating Company to the silent partners. These rights also include access rights to all books and documents used in ascertaining income tax, to all tax balance sheets and the reports on the audits of the annual financial statements. The rights also extend to the period after the Operating Company's dissolution to the extent necessary for the examination of the dissolution proceeds.

         2. The silent partners may delegate their inspection and information rights under Section 5.1 to legal or tax counsel, or an auditor.

Section 6.

         1. Each silent partner will have a fixed capital account, a private (current) account and an accumulated loss account as capital accounts in the Operating Company.

         2. The fixed capital account includes the contributed capital of each silent partner. This account is fixed and bears no interest.

         3. The private (current) account includes all profits payable to the silent partner pursuant to Section 8.3(a) hereof (less withdrawals) and interest thereon. The balance of the private account, if positive, will bear interest at the then current "sparbuch" rate of Deutsche Bank. The balance of a private account, if negative, will be charged interest at a quarterly rate equal to the average rate of interest paid by the Operating Company during the preceding quarter for its outstanding senior unsecured debt or, if no such debt is outstanding, at the then current "sparbuch" rate of Deutsche Bank.

         4. The accumulated loss account will include the silent partner's share in any loss(es) pursuant to Section 8.3(b). In the event the accumulated loss account is in debit, all profit that would otherwise be included in the private account will be credited to the accumulated loss account until such loss account balance is zero.

         5. Profits (losses) will be posted annually upon approval of the financial statements of the Operating Company by the Operating Company's general partners. Interest on any
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profit allocated to the private account will begin to accrue as of the January
1st following the year to which the profit is attributable. Interest on any negative balance of a private account will be charged from the time the account balance becomes negative.

Section 7.

         1. According to the commercial and tax laws of the Federal Republic of Germany, the Operating Company must keep books and prepare an annual statement of accounts. The Operating Company is also obliged to fulfill this duty for the benefit of the silent partners.

         2. Within six months after the end of the fiscal year, the Operating Company must prepare financial statements; such statements must be mailed to the silent partners. The silent partners may each make objections within four weeks after receipt of the report. Thereafter, the report is considered accepted.

         3. The annual financial statements of the Operating Company must be in accordance with bookkeeping principles of German commercial law and accounting ("GoB"). In addition, the report has to be prepared in accordance with regulations regarding income tax-related determination of profit. The GoB financial statements of the Operating Company shall be used to determine the profit or loss of the Operating Company for purposes of the silent partnership. German tax law will be observed in the preparation of such financial statements.

Section 8.

         1. The parties agree that conflicts of interest among Sauer and its subsidiaries and affiliates (the "Sauer-Sundstrand Group") should be avoided. Such conflicts might result when the general partners of the Operating Company make investment decisions that favor either the Operating Company or other enterprises of the Sauer-Sundstrand Group. In view of the strong interconnections within the Sauer-Sundstrand Group, the parties agree that the silent partners' share in the profit or loss of the Operating Company is not to be determined solely by the Operating Company's financial results, but, by taking into account the financial results of Sauer, on a consolidated basis, as determined under U.S. generally accepted accounting principles, as from time to time in effect, and audited by an internationally recognized independent accounting firm.

         2. The silent partners' total share of the Operating Company's annual profit or loss will be an amount equal to Sauer's consolidated income (loss) before the silent partners' share in the profit (loss) of the Operating Company and before taxes as determined under U.S. generally accepted accounting principles in effect from time to time ("GAAP") (except as set forth in the proviso hereto) as derived from Sauer's audited financial statements ("Sauer's EBMIT") multiplied by the ratio of 180 shares/180 shares + the weighted daily average
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number of outstanding shares of Sauer Common Stock during Sauer's fiscal year
(the "Annual Allocation"); provided that, in calculating Sauer's EBMIT for purposes of determining the Annual Allocation, (i) depreciation, if any, on the Neumunster Facility and (ii) any profits from a sale of the Neumunster Facility shall, in each case, be determined in accordance with GoB rather than GAAP. Distribution of the Annual Allocation between the silent partners will be pursuant to subsection 3 below. The 180 shares and the average number of outstanding shares of Sauer Common Stock are subject to adjustment to reflect stock splits, reverse stock splits and dividends payable in Sauer Common Stock. Sauer's EBMIT will be translated into Deutsche marks using the exchange rate as of the last day of the Operating Company's fiscal year.

         3. The following is agreed to be a fair and appropriate method of calculating the silent partners' share in the Operating Company's profit (loss), as used in Section 231 HGB:

                  (a) In the event Sauer's EBMIT is positive, an amount equal to 19/20 of the Annual Allocation will be allocated to Hydraulik's private (current) account, and an amount equal to 1/20 of the Annual Allocation will be allocated to SG's private (current) account, as provided below:

                           (i) in the event the Operating Company has a profit that is equal to or larger than the Annual Allocation, the amounts specified above shall be credited to the silent partners' private accounts and the balance shall be allocated to the General Partners as provided in the Operating Partnership Agreement;

                           (ii) in the event the Operating Company has a profit that is smaller than the Annual Allocation, 1/20 of the Operating Company's profit shall be credited to SG and 19/20 of the Operating Company's profit shall be credited to Hydraulik. The difference between the Operating Company's profits and the Annual Allocation will be allocated to the General Partners as an Operating Company loss in accordance with the Operating Partnership Agreement and credited to the private accounts of the silent partners, 19/20 to Hydraulik, 1/20 to SG; and

                           (iii) in the event the Operating Company has a loss, the General Partners must bear the loss and the Annual Allocation shall be credited to the silent partners as provided above by an amount equal to the Annual Allocation being allocated to the General Partners as an Operating Company loss in accordance with the Operating Partnership Agreement and credited to the private accounts of the silent partners, 19/20 to Hydraulik, 1/20 to SG.
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                                        9


                  (b) In the event Sauer's EBMIT is negative, Hydraulik will have allocated to its accumulated loss account an amount equal to 19/20 of the Annual Allocation, and SG will have allocated to its accumulated loss account an amount equal to 1/20 of the Annual Allocation as provided below:

                           (i) in the event the Operating Company has a loss the absolute value of which is equal to or larger than the absolute value of the Annual Allocation, the silent partners shall bear the loss as provided above in an amount equal to the Annual Allocation, and the General Partners shall bear the remaining loss in accordance with the Operating Partnership Agreement;

                           (ii) in the event the Operating Company has a loss the absolute value of which is smaller than the absolute value of the Annual Allocation, SG shall bear 1/20 of such loss and Hydraulik 19/20 of such loss as provided above. The difference between the Annual Allocation and the Operating Company's loss shall also be charged to the accumulated loss accounts of the silent partners (1/20 to SG and 19/20 to Hydraulik) and will be allocated to the General Partners as an Operating Company profit in accordance with the Operating Partnership Agreement; and

                           (iii) in the event the Operating Company has a profit, the Operating Company's profit will be fully credited to the General Partners as provided in the Operating Partnership Agreement. 1/20 of the Annual Allocation will be allocated to SG's accumulated loss account and 19/20 of the Annual Allocation will be allocated to Hydraulik's accumulated loss account as provided above. An amount equal to the Annual Allocation will be allocated to the General Partners as an Operating Company profit in accordance with the Operating Partnership Agreement.

         4. Losses in excess of the amount of the capital contribution of the silent partners will be debited to their accumulated loss accounts.

Section 9.

         The silent partners can freely withdraw funds from their private (current) accounts.
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                                       10


Section 10.

         A silent partnership interest and any voting rights with respect thereto can only be transferred with the permission of both the Operating Company and all other silent partners, except that a transfer of such interest or voting right to any entity that is included within the Murmann family as defined in Section 14.4 shall not require the permission of either the Operating Company or other silent partners. Any person who acquires ownership of a silent partnership interest shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

Section 11.

         In the event the silent partnership and the silent partnership interests are terminated pursuant to Section 2 above or in connection with the dissolution in whole or in part of the Operating Company, the silent partners will receive only the consideration specified in subsections 1 or 2 below, in exchange for, and in full satisfaction of, all their rights in, and claims against, the Operating Company and the General Partners.

         1. In the event of a termination of the silent partnership interests for cause or pursuant to Section 2.2(a) or 2.2(d) above, each silent partner shall receive the net balance in its private account and its respective portion of 180 shares of Sauer Common Stock (adjusted to reflect stock splits, reverse stock splits and dividends payable in Sauer Common Stock) allocated between the silent partners as set forth in subsection 4 below.

         2. In the event of a termination of the silent partnership interests pursuant to Section 2.2(b) above, each silent partner shall receive the net balance in its private account and its respective portion of 180 shares of Sauer Common Stock (adjusted to reflect stock splits, reverse stock splits and dividends payable in Common Stock) allocated between the silent partners as set forth in subsection 4 below. In addition, each silent partner that is, at the time of the termination, a member of the Murmann family shall receive an amount in cash equal to the German income tax payable by such silent partner directly as a result of such exchange, without gross-up to pay any additional tax on the amount so received, provided that in no event will the amount payable by the Operating Company in respect of the tax exceed in the aggregate for all silent partners $__________.

         3. Dissolution of the Operating Company will be deemed an election to terminate the silent partnership interests under Section 2.2(b) unless the circumstances of the dissolution fall within the provisions of Section 2.2(a), in which case dissolution shall be deemed a termination under Section 2.2(a). Accordingly, in the case of a dissolution of the Operating Company, the silent partners shall receive only the consideration set forth in 1 or 2 above, as the case may be, and shall not share in the proceeds from the liquidation of the business.
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         4. The shares of Sauer Common Stock to be given to the silent partners pursuant to subsection 1 or 2 above shall be distributed 1/20 to SG and 19/20 to Hydraulik.

Section 12.

         1. This Agreement may only be changed with the written consent of all parties, including Sauer.

         2. This Agreement states the entire agreement among the parties and supersedes any and all prior agreements, understandings and representations made by any party hereto, including, without limitation, the Silent Partnership Agreement. Changes or amendments to this Agreement, including without limitation, this Section 12, must be made in writing.

         3. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the Federal Republic of Germany.

Section 13.

         Every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. Such an inoperative provision will be replaced by one coming closest to one the parties would have agreed on, if their business purpose is kept in mind; the same consideration applies in case this Agreement does not address a specific point.

Section 14.

         As used in this Agreement, the following terms shall have the following meanings:

         1. Agreement shall mean this amended and restated agreement as may be amended from time to time.

         2. General Partners shall mean Sauer Inc. and Sauer-Sundstrand, the general partners of Sauer-Sundstrand GmbH & Co. and their respective successors, if any, under the Operating Partnership Agreement.

         3. Independent director shall mean a person who is neither a member of Murmann family nor is otherwise related by blood or marriage to the Murmann family, nor has ever been an employee of Sauer, any of its subsidiaries or affiliates, or any company owned or controlled by any member of the Murmann family.
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         4. Murmann family shall mean Klaus Murmann, his spouse, Christa
Zoellner, Brigitta Zoellner and each of the direct descendants and spouses of any of the foregoing, persons inheriting from any of the foregoing under estate laws, any company at least 90% of the beneficial interests and voting rights are owned or held by the foregoing and any fiduciary acting under any instrument as to which the foregoing represents 90% or more of the beneficial interests.

         5. Neumunster Facility shall mean the Operating Company's principal operating facility on the date of this agreement, which is located in Neumunster, Germany.

         6. Operating Company shall mean Sauer-Sundstrand GmbH & Co.

         7. The Operating Partnership Agreement shall mean the general partnership agreement between SG and Sauer, dated as of __________ and amended by Amendment No. 1, dated as of January 29, 1990, and as amended and restated as of April __, 1998, as may be further amended from time to time.

         8. Sauer Common Stock shall mean the Common Stock, par value .01 per share, of Sauer Inc.

         9. Silent partners shall mean Sauer GmbH & Co. Hydraulik KG and Sauer GmbH and their successors, if any.

         10. Transfer, when used with respect to partnership interests or shares, shall include any sale, contract or option to sell or purchase, mortgage, hypothecation, pledge, encumbrance or direct or indirect transfer of any economic interest in such interests or shares.
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Neumuenster, April __, 1998

SAUER SUNDSTRAND GMBH & CO.


By ___________________________


SAUER GMBH & CO. HYDRAULIK KG


By ___________________________


SAUER GMBH


By ___________________________


SAUER INC.


By ___________________________


SAUER-SUNDSTRAND GMBH


By ___________________________